Exhibit 99.1

Coherent Corp. 375 Saxonburg Blvd. Saxonburg, PA 16056-9499

PRESS RELEASE

COHERENT ANNOUNCES NEW EMPLOYEE INDUCEMENT GRANTS UNDER NYSE RULE 303A.08

PITTSBURGH, October 16, 2024 (GLOBE NEWSWIRE) – Coherent Corp. (the “Company”) (NYSE: COHR), a global leader in materials, networking, and lasers, today announced that the Company made awards of restricted stock units (“RSU”) and performance stock units (“PSUs”) to its new Chief Financial Officer and Treasurer, Sherri R. Luther, effective on her start date, October 11, 2024. The awards were made pursuant to the Company’s previously-announced offer letter agreement with Ms. Luther, and as a material inducement to her joining the Company as its Chief Financial Officer and Treasurer.

The material terms of the awards are as follows:

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The first award of RSUs covers 15,902 shares of the Company’s common stock and becomes vested in three substantially equal installments on the first three anniversaries of the grant date subject to Ms. Luther’s continued employment through each vesting date, except as noted below.

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The second award of RSUs covers 63,154 shares of the Company’s common stock and becomes vested in two substantially equal installments on the first two anniversaries of the grant date subject to Ms. Luther’s continued employment through each vesting date, except as noted below.

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The PSUs cover a target of 118,583 shares of the Company’s common stock and become vested based on the Company’s total shareholder return (“TSR”) for the period beginning on the grant date and ending on June 30, 2027, relative to returns on the S&P Composite 1500—Electronic Equipment, Instruments & Components for that performance period. Performance below the 25th percentile results in no payout; performance at the 25th percentile (threshold) results in a 50% payout; performance at the 50th percentile (target) results in a 100% payout; and performance at or above the 75th percentile (max) results in a 200% payout. However, the payout for performance above target is capped at 100% if the Company’s absolute TSR for the performance period is negative. Ms. Luther also must remain employed with the Company through the end of the performance period, except as noted below.

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The RSUs and PSUs include vesting treatment on termination of employment or “change in control” (as defined in the Company’s Omnibus Incentive Plan) consistent with the Company’s standard terms for executive officers, including in accordance with the terms of the Company’s Revised Executive Severance Plan and the standard form of Participation Agreement executed by Ms. Luther under the Revised Executive Severance Plan.

coherent.com | T. 724 352 4455	1

Each award was granted as a material inducement to employment in accordance with the NYSE Listed Company Manual Rule 303A.08.

About Coherent

Coherent empowers market innovators to define the future through breakthrough technologies, from materials to systems. We deliver innovations that resonate with our customers in diversified applications for the industrial, communications, electronics, and instrumentation markets. Headquartered in Saxonburg, Pennsylvania, Coherent has research and development, manufacturing, sales, service, and distribution facilities worldwide. For more information, please visit us at coherent.com.

Contact

Amy Wilson

Manager, Corporate Communications & Investor Relations

corporate.communications@coherent.com

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